Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of 1Life Healthcare, Inc. of our report dated May 26, 2021, relating to the financial statements of Iora Health, Inc. incorporated by reference in 1Life Healthcare Inc.’s Current Report on Form 8-K dated September 1, 2021 from Registration Statement No. 333-257720 on Form S-4.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

September 1, 2021